                                                                    EXHIBIT 10.1

                       2006 DIRECTOR COMPENSATION SUMMARY

Employee Directors

         Members of the board of directors of Pinnacle Financial Partners, Inc., a Tennessee corporation (the "Company") that are also employees of the Company do not receive any additional compensation for their service on the board of directors.

Meeting Fees

         For the 2006 fiscal year, each director will receive $1,100 for each board meeting attended in person and $900 for each committee meeting attended in person. A director receives 75% of the per meeting fee if he or she attends the meeting by telephone. In addition, each committee chairperson of the following committees will receive a quarterly fee as follows:

Audit Committee                                                                 $2,500
Community Affairs Committee                                                     $1,250
Human Resources, Nominating and Compensation Committee                          $1,875

Equity Incentives

         Non-employee directors are eligible to receive awards of equity-based compensation under the Company's 2004 Equity Incentive Plan, as amended (the "Plan").

         On January 17, 2006, each non-employee director of the Company was awarded 400 shares of restricted stock under the terms of the Plan. In the event that a director does not attend at least 50% of the total number of meetings of the board and the committees on which the director serves during the Company's 2006 fiscal year, he or she will forfeit the entire award of restricted shares. If the director attends greater than 75% of these meetings, the forfeiture restrictions on the shares will lapse on January 17, 2007. In the event that a director attends greater than 50% but less than 75% of these meetings, he or she will forfeit 200 of the shares awarded to him and the forfeiture restrictions on the remaining 200 shares will lapse on January 17, 2007. During the forfeiture period, each director will have the right to vote the shares of restricted stock awarded to him or her and to receive cash dividends on such shares, if paid by the Company.

         Upon the occurrence of a Change in Control (as defined in the Plan) the shares of restricted stock awarded to the non-employee directors shall be deemed fully vested and any restrictions related thereto shall automatically expire and shall be of no further force or effect.